      Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT


       The Plan Administrator
       Heartland Wireless Communications, Inc.
            401(k) Plan:


       We consent to incorporation by reference in the Registration Statement (No. 333-05943) on Form S-8 of our report dated July 8, 1997, relating to the statement of net assets available for benefits of the Heartland Wireless Communications, Inc. 401(k) Plan as of December 31, 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of the Heartland Wireless Communications, Inc. 401(k) Plan filed by Heartland Wireless Communications, Inc.



                                                 /s/  KPMG Peat Marwick LLP


       Dallas, Texas
       July 14, 1997